2011 3rd Quarter Earnings Webcast Presentation
October 28, 2011 1:00 P.M (EDT)                                                                                                                             - Prepared Remarks/Q&A Text
________________________________________________________________________________________________________________________________________

Scott V. Fainor; National Penn Bancshares; President & CEO
Michael J. Hughes; National Penn Bancshares; GEVP & CFO
Sandra L. Bodnyk; National Penn Bancshares; GEVP & Chief Risk Officer

MANAGEMENT DISCUSSION SECTION

Operator:

Good afternoon everyone, and welcome to National Penn Bancshares Third Quarter 2011 Earnings Conference Call and Webcast. Please note this call is being recorded. All callers will be in a listen-only mode during the prepared remarks. At the end of the prepared remarks, there will be a live question-and-answer session with analysts.

This call and the accompanying presentation slides located on National Penn’s Investor Relations website at www.nationalpennbancshares.com will be archived on the site following this call. A transcript of today's call and the slides will also be furnished on SEC Form 8-K. National Penn's earnings release was posted earlier today to National Penn's Investor Relations website and will also be furnished following this call to the SEC on a Form 8-K.

This presentation may contain forward-looking information that is intended to be covered by the Safe Harbor provided by the Private Securities Litigation Reform Act of 1995. Please take a moment to review the Safe Harbor slide of the presentation.

It is now my pleasure to turn the conference over to National Penn's President and CEO, Scott Fainor.

Scott V. Fainor, President & Chief Executive Officer

Thank you for joining our 3rd quarter 2011 earnings webcast conference call today.  I am joined by Mike Hughes, our Chief Financial Officer, and Sandy Bodnyk, our Chief Risk Officer, who both will be providing their comments during this presentation.  I am very pleased to report the positive financial results for the third quarter 2011, as well as the continuing accomplishment of our strategic initiatives that has allowed National Penn to increase profitability.

Our continued focus on reducing classified problem assets has helped us support our seventh consecutive quarter of improved asset quality in all categories. Strong profitability enhanced our strong capital position, which in turn allowed National Penn to increase our quarterly common stock cash dividend to $0.04 per share, returning capital to our shareholders.

National Penn is strong, clean, and efficient and positioned for future growth. This management team has been focused, and is focused, on enhancing shareholder value and we believe we've made significant progress in the third quarter and year-to-date 2011 to evidence our strategic accomplishments. I'm now going to turn the presentation over to Mike and Sandy for more details on the third quarter financial performance. Mike?

Michael J. Hughes, Chief Financial Officer & Group Executive Vice President

Thanks, Scott.

We reported another quarter of consistent strong performance. Earnings per share of $0.16 in the quarter [3rd quarter 2011] with no adjustments illustrates the favorable trend as compared to the first and second quarter [of 2011]. The pre-tax, pre-provision contribution is very comparable for the first three quarters of the year. The longer-term trend is evident on slide 4 and the $0.16 per share in the third quarter of 2011 compares to $0.09 in the third quarter of 2010. Again, exclusive of the divestiture of CBT [Christiana Bank & Trust Company] and the BOLI [bank owned life insurance] redemption in 2010, there are no significant adjustments throughout these periods.

On slide 5, the EPS trends are reflective of a strong ROA [return on assets] metric as the company has been relatively the same size since the beginning of 2011. ROA of 1.15% in the quarter, on a year-to-date basis the return on assets is 1.03%, relatively strong for this point in the economic cycle.

Sandra L. Bodnyk, Chief Risk Officer & Group Executive Vice President

Slide 6 depicts that exclusive of classified loans, loan balances were relatively flat as compared to the prior quarter. C&l [commercial and industrial] loans increased $13 million in the third quarter. CRE [commercial real estate] balances contracted $23 million as a result of our continued focus on reductions in this portfolio. Construction real estate is now $169 million and only 3.3% of the portfolio, down from 5.5% at September 30, 2010. Residential mortgage loans were comparable to the prior quarter although reduced from the prior year as this portfolio has been impacted by prepayments in a declining rate environment. Pipelines remain sound. Other consumer loans declined very modestly from the prior quarter, primarily in unsecured categories based on our problem asset strategy.

On slide 7, you will see that net charge-offs in the quarter were $7 million compared to $8 million in the second quarter and $17 million in the first quarter. Compared to last year, we have an increasingly larger percentage of credits for which we're exercising a retain and improve versus an exit strategy.

Slide 8, you can see that the trend in net charge-offs continues to be favorable. Classified assets declined 22% from the beginning of the year and 7% in the quarter. Delinquency continued, as it has for many quarters, to be in a low band of 40 to 60 basis points. Compared to banks our size, we continue to have very low ORE [other real estate owned] balances of $8 million comprised of just a handful of properties, and our restructured credit is a nominal $4 million.

These positive trends and relatively stable loan balances resulted in no provision for the quarter. Future provisioning will be generally determined by the trend in charge-offs, classified loans, and loan balances, all these factors which are impacted by economic conditions.

Michael J. Hughes, Chief Financial Officer & Executive Vice President

On slide 9, despite the charge-off and no provisioning in the quarter, the allowance did decline to $131 million, but remains very strong with the coverage ratio further increasing to 196% of non-performing loans.

Non-performing loans declined in the quarter and represent just 1.29% of outstanding loans. It's about half of our peer group average. As a point of reference, the non-performing loans to charge-off and specific reserve are valued at $0.65 on the dollar. So, relatively fewer non-performing loans, conservatively valued, well reserved. To Sandy's earlier comments, we have addressed legacy issues and have minimal restructured loans.

Slide 10 - the reserve coverages, the asset quality trends, and the capital levels certainly illustrate the strength of National Penn's balance sheet. The internal generation of capital enhances an already strong capital position and I think if you look at that, the capital ratio is accreting by about 40 basis points in the quarter. The cash dividend, which Scott mentioned, increased to $0.04 per share for the fourth quarter and we will continue to evaluate our dividend strategy. As it relates to capital management, we continue to be focused on M&A [merger and acquisition] opportunities and share repurchase as part of an overall capital management strategy.

On the [net interest] margin, on slide 11, contracted seven basis points in the quarter. The yield on earning assets outpaced the decline in deposit pricing, although deposit pricing - we're doing a good job there, declined eight basis points to 66 basis points for the quarter.

Economic conditions, the current rate environment, and the competitive market have placed challenges on the margin. As we have said, we anticipate in 2011 the margin will be in the 350 [3.50%] range and we have taken initiatives to offset margin compression from its current level.

If we look at slide 12, just to talk about a couple of those initiatives and we've talked about them previously, we took about $100 million of our liquidity position at the FED [Federal Reserve], took it out in the curve in a range of 3.5 to 4 years, incrementally picked up a couple of hundred basis points. Again, the company is asset sensitive, will remain asset sensitive, so we think based upon the FED comments and position in the quarter these initiatives are appropriate.

You've seen in the release that we sold some floating rate securities. We've redeployed them into mortgage-backed securities again of similar duration and we terminated a structured repurchase agreement.

We continue to focus on the deposit pricing and I am not just talking about CDs [certificates of deposit]. We have about $1 billion in money market [deposit accounts] on a $6 billion deposit base. We have further reduced those rates based upon the rate environment early in the fourth quarter.

Sandy and Scott mentioned that loan volumes were relatively comparable on a quarterly basis, but if you look at the averages, they were down $105 million in the quarter. The point being that much of the loan volume materialized late in the third quarter. We'll get the impact of that $100 plus million in the margin in the fourth quarter, which I think will help offset any further compression. And then we talked about the pooled TRUPS [trust preferred], that they have been swapped out. Those interest rate swaps mature in the fourth quarter [2011] and we will let them float as we move through 2012. Again, we think all these fit in compliance with what we're trying to do from an asset-liability management strategy. We will continue to be asset-sensitive, perhaps not to the degree that we have been in the past.

Slide 13, on non-interest income, we've talked about the loss on debt extinguishment and the gain on the sale [of investments], which were comparable in amount, offset each other. We did dispose of a building that was to be used for an operation center at a loss of about $1 million. Consistent with the low rate environment, we've seen refinance activity increase and that's reflected in mortgage banking revenue. The wealth revenues reflect an increase in transaction accounts or transaction activity in the quarter.

Looking at slide 14, on expense management, our operating expenses remain well controlled and increased just modestly due to an extra day in the quarter from a payroll perspective and increase in marketing expense of about $500,000.

The total operating expenses aggregated in that $55 million range and efficiency ratio of 58.5%, very consistent with the previous periods. I'll now turn it back to Scott.

Scott V. Fainor, President & Chief Executive Officer:

Mike, thank you. In summary on slide 15, we continue to execute on our strategic plan. We are extremely pleased with the strength of our balance sheet and the strong earnings trend. For the last quarter of 2011 and into 2012, we have a focus on capital management strategies as Mike referred to. We are continuing our reduction in problem loans in all categories as Sandy referred to. And our management of the liquidity position, when coupled with all of these other initiatives, will further enhance profitability and strengthen National Penn.

We understand, as we stated very clearly in our second quarter call, that revenue generation and growth are critical to our future success. As I measure our pipeline activity in loans, deposits, and all of our fee-income lines of business, today versus at the end of the second quarter, they are quite a bit larger than they were and that's good news. But now we need to convert those pipelines into closed business, and we will.

Last quarter, I also shared with everyone that we hired more than 20 professionals within the last 9 to 12 months that were focused on revenue generation within all lines of business in our company. I am pleased to report that we have hired additional new people, one new executive vice president - a commercial real estate executive for our southern region CRE Group, an additional commercial real estate lender for the southern region as well, and one new C&l lender within our eastern region that is of a senior nature.

This continued focused hiring of revenue producers is gaining traction and it's evidenced by our larger pipelines and also by our reversing the trend on loan balances. Our professional banking teams are taking quality market share through market disruption opportunities that exist, and will exist in the future, in all markets that we serve. This is a revenue and profitability-focused team, and the traction that I talked about is now turning into tangible results. We will continue to cross-sell the power of our business model of banking, insurance, investments and trust, and the products and services that are within those lines of business. The National Penn brand is strong and we are building on National Penn's current position of strength, and we will continue to deliver enhanced shareholder value.

I'm now going to open up the line for questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions]. It looks like our first comes from Damon DelMonte from KBW. Please go ahead.

<Q - Damon DelMonte>: I guess my first question goes to Mike. A question on the margin. You have said you're comfortable with the 350 [3.50%] range for 2011. Do you mean for the remainder of the year or do you mean for the year in total?

<A - Michael Hughes>: We were talking for the year in total and what we said is we're taking these initiatives to keep the margin basically where it is in the quarter and that's our goal. As you know Damon, it's going to be significantly impacted by loan volumes. But if loans remain relatively where they are, what we're saying is we think the margin will be in the 350 [3.50%] range for the year. We’re looking to maintain the margin, would be our goal, at the current level based upon the initiatives that we're taking.

<Q - Damon DelMonte>: Okay, got you. That's helpful. Thank you. And could you just recap what you were saying before about  your securities purchases, what you did with those during the quarter?

 <A - Michael Hughes>: Well, there was one thing we did as it relates to the sale, we sold some floating rate securities, SBA-type securities, and re-deployed them into longer-term three and a half to four year fixed rate securities at two and a quarter [2.25%]. That's initiative number one. The other thing we did, we took about $100 million, as you'll recall we have $500 million in the FED reserve account, we took about $100 million of that [which] was earning 25 basis points out into that mortgage-backed product at just over 2%.

<Q - Damon DelMonte>: Great. And then I guess my next question, or my last question I should say, for Scott. Could you kind of give us an update on your thoughts on M&A? I know in the last couple of quarters you've expressed interest in trying to go out and partner up with another institution. Can you kind of give us an update as to how the prospects may look?

<A - Scott Fainor>: We are still focused on acquisition and the consolidation of the industry within the markets that we serve currently today and that contiguous county area around the markets that we serve. I believe that ongoing discussions will continue to occur in the industry. I believe that the strength of our balance sheet, the strength of our currency and just the areas that we operate in central and eastern Pennsylvania are very valuable to an acquisition strategy of a partner coming to join us. We will have to continue to just wait for the consolidation efforts to happen, but with the relationships that Mike, Sandy and I and other members of our senior team have, we are just going to continue to look for those opportunities. And when they pose themselves, we'll make sure that in a very disciplined way, and we have said that before, disciplined, we will try to make it work.

<Q - Damon DelMonte>: Okay, that's helpful. Thank you very much.

Operator: Next we'll go to the site of Frank Schiraldi with Sandler O'Neill. Please go ahead.

<Q - Frank Schiraldi>: Just a couple of questions. On the margin, I don't know if you talked about, or looked at, or given any thoughts on your margin in 2012, maybe in the first quarter 2012?

<A – Michael Hughes>: We really have not Frank. We haven't given any guidance out in 2012.

<Q - Frank Schiraldi>: Okay. Fair enough. And then in terms of securities purchases given the excess cash on the balance sheet, are you going to look, could you look to do similar size purchases of MBS [mortgage backed securities] in the coming quarter?

<A - Michael Hughes>: I think, and I neglected to say this, as we said last quarter we were going to look at some modest repositioning of the balance sheet. In this rate environment, I think it's incumbent upon us to keep doing that. So as we move into the fourth quarter and with the addition of Mark Mershon as a new Treasurer, we are certainly a little bit more active than we had been and we will continue to look at restructuring.

<Q - Frank Schiraldi>: And then finally, just on loan balances in terms of some of the run off that you had by design, are we nearing the end of that or do you think there is still few more quarters of that which might keep overall balances flattish.

<A – Sandy Bodnyk>: We will continue on our problem assets strategy, but as we look at our migrations and analyze our formation, it's shrinking on a quarterly basis.

<A – Scott Fainor>: I would just add to Sandy's comment that the markets that we operate in central and eastern Pennsylvania are still sluggish and loan demand is weak. What I am encouraged about is that as we hired these new bankers, these new commercial lenders, into National Penn throughout all the regions we cover, we are capitalizing to try to bring new quality customers to National Penn. And when I said that our pipelines are stronger than they were in the second quarter, it's of new customers that would be coming to the bank and not by the economy giving us any type of growth. So, we're going to have to take it by disruption.

<Q - Frank Schiraldi>: Great. Okay, thank you.

Operator: Next we'll go the site of Bob Ramsey from FBR. Please go ahead.

 <Q - Bob Ramsey>: With the FDIC deposit assessment, that expense came down a little bit this quarter. Was that in anyway a true-up or does that reflect better credit metrics, and kind of, what is your outlook going forward?

<A - Michael Hughes>: Bob, I say that's more related to your earlier point about the difference of the new calculation on how that is assessed as opposed to deposits - assets less tangible equity. So, it's not really a true-up. I do think that run rate going forward is probably in the $2 million range.

<Q - Bob Ramsey>: Okay, great. And then I might have missed this earlier, but you did have a loss on debt extinguishment in the quarter. Was that part of the balance sheet actions that you all took this quarter. Did you all pay down some debt?

<A - Michael Hughes>: Yes, it was. We paid down a structured repo [repurchase agreement] that had a rate north of 4% and that was part of the transaction with the floating rate securities.

<Q - Bob Ramsey>: Great. And you said now all these steps took place in the middle of the quarter and say you got about half the benefit now and half in the fourth [quarter], is that right?

<A - Michael Hughes>: I'd say middle to the end.

<Q - Bob Ramsey>: Middle to the end. Okay, great. Thank you guys. I appreciate it.

Operator: Next we'll go to David Darst from Guggenheim. Please go ahead.

<Q - David Darst>: Two questions. One, on your loan yields - what are you seeing in the market place today relative to your current average yields?

<A – Scott Fainor>: We are seeing the yields slightly down. We are in a competitive environment seeing that floors that we were able to get, let's say a year to two years ago, now competitively coming off. Not in every deal, but in some of the deals as we start to get into more competitive situations. So definitely, loan yields are down and we're trying to do everything that we can to at least get a good return on all the new relationships we're bringing to the company.

<Q - David Darst>: Okay. And then you referenced an outlook that might include share repurchases. Are you thinking about that in a material manner or you are thinking about it from an incremental perspective that you might just want to reduce further excess capital generation from here?

<A – Michael Hughes>: David, I think when we look at the volatility in the bank stock market and you look at our excess capital position, we are evaluating whether we should have that as part of a strategy. Obviously an increasing price gives you more ability to do the M&A side. If you get the volatility downward, to manage capital we'd look at a share repurchase. Again, we don't have any plan in place. We're evaluating it and I would say it would be modest rather than significant.

<Q - David Darst>: Okay. So at this time there is no outstanding authorization?

<A – Michael Hughes>: There is not.

<Q - David Darst>: Okay. Great. Thank you.

Operator: Next we'll go to Mac Hodgson from SunTrust Robinson Humphrey. Please go ahead.

<Q - Michael Young>: Good afternoon. This is Michael Young in for Mac Hodgson.

<Q – Michael Young>: My first question was in regard to the wealth management line item.  We saw a slight increase there and we are curious if that was from new market action, or as a result of recent market action, or if it was from the new hires.

<A – Michael Hughes>: Well, that wealth line is both assets under management and managing assets from a classical sense, as well as a brokerage operation. The increase was attributable primarily to the transaction side and it was more in the fixed income annuity transactions. I would say on the wealth management side in general, when you look at what happened to the S&P and broader market in the third quarter, we did see the benefit of these new hires and I anticipate we will continue to see. But from a recurring revenue stream, our expectations are being met and I think we could see something incrementally in the future.

<Q - Michael Young>: Okay. Thank you for that. The next question is in regard sort of to the new hires. Basically have you noticed that it's been difficult for them to bring over some of their client base given the increased competition? And then, what sort of concessions, if any, have you all had to make on pricing and structure?

<A - Scott Fainor>: On some of the new hires in the region, if you go out into the regional bank on the commercial side, I think that they've been very successful in bringing in business from larger banking institutions where they've had longer relationships with those customers and that really is the full breadth of the relationship. Last quarter, and it still stays the same this quarter, it takes a banker coming in probably a good nine months to a year to continue to cultivate a larger part of their relationships and portfolio. But we've seen some immediate new relationships to our company.

I think pricing overall with loans and deposits has held up fairly nicely. And I think it's really been the relationship tie with those bankers that has ultimately brought the new customers to the table and the disruption that's taken place in the larger banks that's given us the opportunity to close the business sooner.

<Q – Michael Young>: Okay. You mentioned the nine month to one year timeframe, so would you expect an uptick there in sort of early first half of '12?

<A – Scott Fainor>: We do.

<Q>: Okay. All right. Well, thank you for taking my questions.

Operator: Next we'll go to the site of Jason O'Donnell from Boenning & Scattergood. Please go ahead.

<Q - Jason O'Donnell>: You may have already touched on this but I'm wondering whether Operation Twist and the FED's decision to keep interest rates low through 2012 has caused you to rethink your strategy or alter your strategy in the securities portfolio in terms of duration and credit risk?

<A – Michael Hughes>: Well, I think it certainly has caused us to rethink our ALCO [asset-liability management] strategy. We, like many others coming into 2011, would've said we anticipate rates up in the end of the year and therefore position to be asset sensitive. I think when we look at Operation Twist, or maybe just better said the FED's position to keep rates low for an extended period of time here, yes, it influenced what we did and that is somewhat of selling those floating rate securities and moving out the curve a little bit. When you talk about how far to move out, you look at the shape of the curve. To move out a year or two “doesn't do you a lot of good”. So I think where the steepness is in that three or four year range in duration and that's where we're moving to.

I will also say this, I don't think we're going to have a material shift in strategy here. We say everything in moderation and so we'll moderately move out there. But we'll remain asset sensitive, probably to a lesser degree.

<Q - Jason O'Donnell>: Okay, that's helpful. And then Mike, can you just give us an update on how much of the muni [municipal bond] portfolio roughly is comprised of revenue bonds at this point? And do you happen to have how much of that's below single A-rated?

<A - Michael Hughes>: It's about 75%/25%, or say 70%/30%, general obligation to revenue bond. How much below investment grade is about, I’m going to say somewhere in the $70 million range.

<Q - Jason O'Donnell>: Below investment grade?

<A - Michael Hughes>: Yes.

<Q - Jason O'Donnell>: Okay. I guess just circling back to credit quality, I understand the loan loss provision expense is largely a function of the classified assets and the NCO [net charge-off] trends, but is there a reserves to loans ratio that you see yourself managing down to at some point that reflects essentially a normalized level?

<A – Michael Hughes>: Jason there really isn't. I mean we've talked about this internally. We have a formulaic process where we really move through a lot of detail. And we are looking at level of classified assets, charge-offs and loan balances and virtually at the end of the process a reserve comes out. We are not managing to a reserve as a percent of loans because, as you can appreciate, in a differing economic environment one percentage maybe good in one environment and not good in another. So we are more granular in evaluating where are the non-performers, where are the classifieds, and where are performing that are non-criticized classified. So we don't have a goal and we really don't manage it that way.

<A – Sandra Bodnyk>: Loan mix and economic events impact it.

<Q – Jason O’Donnell>: Okay perfect, thank you.

Operator: [Operator Instructions] Next we will go to Rick Weiss from Janney [Montgomery Scott]. Please go ahead.

<Q – Rick Weiss>: Hey, I just want to follow up on Damon's question regarding M&A. If you could just kind of talk a little bit about what criteria that you use and what would be desirable institutions? Are they banks or non-bank companies, in- market, out of market, that type of thing?

<A - Scott Fainor>: We start off in that criteria looking at in-market and then move from in-market to contiguous county. We've always said that we don't want to go too far away from where our core markets are. Also, in this M&A environment, if we're going to participate in the consolidation of the industry, it's going to have to be about expense reduction. And expense reduction will be critical in driving disciplined shareholder value and good return metrics. And although we are focused in on banks, we have a good history with acquisitions of non-banks. And we have an insurance and wealth management group, and I think Mike Hughes has said in the past, that having more critical mass and institutionalizing wealth management and insurance can help drive more profitable revenue. So, that's our strategy. Certainly, larger acquisitions, larger in size - $1 billion, $2 billion is better than smaller because it moves the needle in a more positive way. But I think that $500 million asset size organizations within our footprint, if they would become available we would once again be looking at those as well. So we are keeping an open mind and with the strength of our balance sheet and now our earnings and with the team we put together, we feel we're very, very well positioned to participate in the consolidation of the industry when it starts to take place. Mike, any other comments?

<A - Michael J. Hughes>: I’d just say we are appreciative of the valuation right now looking at multiple of tangible book value and the focus of the market as far as tangible book value dilution. We however believe that over a longer period of time these bank stocks will come back and start trading on multiple of earnings. So earnings per share accretion is really what we are focused on. We think the strength of the balance sheet, the quality of the paper, the capital position affords us a lot of opportunity competitively. And generally what we believe is we can trade capital in this environment for a longer term earning stream.

<Q – Rick Weiss>: Is there anything going on now that makes you think we're on the verge of significant consolidation activity?

<A – Michael Hughes>: I would say, I think we see more activity from the small, some smaller institutions. It's not significantly more, but I couldn't tell you that there is some triggering event that we think is going to pick up materially.

<Q – Rick Weiss>: Okay, great. Thank you very much.

Operator: Next, we will go to Christopher Marinac from FIG Partners. Please go ahead.

<Q - Chris Marinac>: Thanks. I guess just is keeping that same line of questioning as Rick on the M&A front too Scott - I mean though the credit marks that you may have to take, are those a little bit more digestible today than would have been six and nine months ago and does that help facilitate certain things?

<A - Scott Fainor>: I think with the strong capital position that we've built here that gives us more flexibility than others and the answer would be yes.

<Q - Chris Marinac>: Okay. And then I guess Mike for you, can you remind us how much of the portfolio is fixed rate and are fixed rates at all a part of the challenge about the pricing and competition that you spoke about earlier.

<A - Michael Hughes>: On the commercial side, commercial and commercial real estate, is about 50/50 split and I would say on the fixed rate side, it is very competitive out there from both a rate and term perspective. So we are operating in an unprecedented rate environment. It is competitive and I've got some emails today where we lost some transactions, so we are being disciplined here but it's very competitive.

<Q - Chris Marinac>: And the commercial includes C&I as well as CRE correct?

<A – Michael Hughes>: Correct.

<Q - Chris Marinac>: Okay great. Thank you, guys.

Operator: [Operator Instructions]. Next we'll go back to Frank Schiraldi from Sandler O'Neill. Please go ahead.

<Q - Frank Schiraldi>: Hi, guys. I just had a couple of follow-ups. I just wondered very high level, maybe you don't have in front of you, but maybe just an estimate of - Scott you mentioned before about greater competition and the floors coming out of loans given the competition. In terms of the current commercial portfolio, would you hazard a guess, at what percentage have floors in them?

<A - Scott Fainor>: Mike is going to take this one.

<A - Michael Hughes>: I would say it's about - as we talked previously - it's 50% fixed, 50% floating and I would say about half of the floating have some type of floor, maybe more like a third. But again, we look at those floors from an asset liability management perspective and we’d take those floors all day because even if the rate’s up, the way we are positioned, those floors aren’t going to drag and those floors help us on a flat to down rate environment.

<A - Scott Fainor>: Frank, the only thing I would add is that our banking teams have not forgotten about floors so if they can get a floor, even if it's lower, or they can negotiate with a borrower to lower the floor and keep it in place, they are going to do that.

<Q - Frank Schiraldi>: Okay. Well, you guys just answered my second question. That's all I have. Thank you.

Operator: And it looks like we have no further questions at this time. I will turn the call back over to Mr. Fainor for any closing remarks.

Scott V. Fainor, President & Chief Executive Officer

Well, we are very proud at National Penn to share these third quarter financial results, which are very positive. I want to thank everyone today for joining the third quarter 2011 earnings webcast call. I want to thank all of you for all these questions and wish everyone a great weekend. Thank you very much.

Operator: This does conclude today's presentation. You may disconnect at any time and everyone have a wonderful day.

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